EXHIBIT 10.19.7

SEVENTH AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Seventh Amendment to Amended and Restated Loan and Security Agreement (“Amendment”) is dated as of December  _21__, 2017, by and among C&F FINANCE COMPANY and such other Persons joined to the Loan Agreement as Borrowers from time to time (collectively, the “Borrowers” and each a “Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (in such capacity, “Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A. Borrowers, Lenders and Agent are parties to a certain Amended and Restated Loan and Security Agreement dated as of August 25, 2008 (as amended or modified from time to time, the “Loan Agreement”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.

B. Borrowers have requested and Agent and Lenders have agreed to amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1. Amendments. Upon the effectiveness of this Amendment, the Loan Agreement shall be amended as follows:

(a) Definitions. The following definitions contained in Section 1.1 of the Loan Agreement are amended and restated as follows:

“Applicable Margin” means the following percentage as set forth in the matrix below (no downward rate adjustment being permitted if an Event of Default or Default is outstanding):

EBITDA Ratio	Applicable Margin
Less than 1.75 to 1.0	2.25%
Greater than or equal to 1.75 to 1.0	2.00%

For purposes of the foregoing (i) the Applicable Margin shall be adjusted monthly in accordance with the matrix above, based upon Agent’s receipt of monthly financial statements and other documentation and reports required pursuant to Section 6.2, and effective the 1st day of the month of the delivery of such financial statements and other documentation and reports and (ii) if Borrowers fail to timely deliver the applicable financial statements, documentation and reports or any other Event of Default then exists, then at Agent’s option, the Applicable Margin will be increased to the highest rate of interest pursuant to the above matrix, which rate of interest shall continue in effect until the applicable financial statements are delivered.  In the event that any financial statement, covenant compliance certificate, documentation and reports delivered pursuant to Section 6.2 is shown to be inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then Borrowers shall immediately (i) deliver to Agent a corrected covenant compliance certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected covenant compliance certificate, and (iii) immediately pay to Agent, for the benefit of Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.  In addition, the Applicable Margin shall be increased to by an additional 0.25% for each month that Excess Availability is less than 20%  as of the last day of such month (as determined by Agent).

“Eligible Receivables” means, as of the date of determination, Receivables (net of unearned interest, fees, unearned discounts, reserves and commissions thereon) which are Chattel Paper, which conform to the warranties set forth in Section 4.1 hereof, in which Agent has a validly perfected first priority Lien, and which are not any of the following: (i) Receivables for which a payment is 61 or more days past due on a contractual basis; (ii) Receivables subject to litigation, foreclosure, repossession or bankruptcy proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code unless they are contractually current; (iii) Receivables from officers, employees or shareholders of any Borrower or any Affiliate; (iv) Receivables which have been deferred or extended more than twice during any rolling 12 month period; (v) Receivables which have been restructured or modified as a result the account debtor’s delinquencies;  (vi) Interest Only Accounts; (vii) Real Estate Related Accounts; (viii) Receivables arising from deficiency balance accounts; (ix) Receivables for which Custodian or Agent has not received the corresponding original certificate of title within 120 days from the origination of such Receivable; (x) Receivables with balloon payments; (xi) Receivables purchased from a dealer to the extent such Receivables exceed an amount equal to 15% of gross Receivables; (xii) Receivables serviced, collected or enforced by a Person other than a Borrower without prior written consent of Agent; (xiii) for Receivables originated on or after December _21, 2017, Receivables with a contractual term in excess of 75 months; (xiv) for Receivables originated on or after December _21_, 2017, Receivables with a principal balance in excess of $40,000;

and (xv) Receivables which, in Agent’s reasonable credit judgment, do not constitute acceptable collateral.

“Maturity Date” means December _21, 2020, as such date may be extended from time to time in accordance with the provisions of Section 2.4 of this Agreement.

(b) Indebtedness. Section 7.3 of the Loan Agreement is amended and restated in its entirety as follows:

Section 7.3Indebtedness.  Borrow any monies or create any Debt except: (a) borrowings from Agent and Lenders hereunder; (b) (i) Subordinated Debt incurred prior to December 19, 2017 and (ii) Subordinated Debt incurred on or after December 19, 2017 with the prior written consent of Agent (in its sole and absolute discretion); (c) trade indebtedness in the normal and ordinary course of business for value received; (d) indebtedness and obligations incurred to purchase or lease fixed or capital assets; (e) unsecured indebtedness and obligations owing to Citizens and Farmers Bank and (f) Bank Products.

2. Effectiveness Conditions.  This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Execution and delivery by Borrower and Lenders to Agent of this Amendment;
(b) Execution and/or delivery by the parties of all other agreements, instruments and documents requested by Agent to effectuate and implement the terms hereof and the Credit Documents.
3. Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders that:
(a) All warranties and representations made to Agent under the Loan Agreement and the Credit Documents are true and correct as to the date hereof.

(b) The execution and delivery by Borrowers of this Amendment and the performance by each of them of the transactions herein contemplated (i) are and will be within such party’s powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not (1) be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which Borrowers, or any of them, is a party or by which the property of Borrowers, or any of them, is bound, or (2) be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of Borrowers, or any of them.

(c) This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with its respective terms.
(d) No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents.

4. Business Operations.  Each Borrower hereby agrees to continue to operate its business and operations in a manner consistent with its past business practice, continue to meet the standards generally observed by prudent finance companies and conform to its policies as have been previously disclosed to Agent in writing.

5. Representations and Release of Claims.  Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of any Borrower or any third party to Agent and Lenders as evidenced by the Credit Documents.  Each Borrower hereby acknowledges, agrees, and represents that (a) as of the date of this Amendment, there are no claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrower has any claims, offsets, defenses or counterclaims arising from any of Agent’s or any Lender’s acts or omissions with respect to the Credit Documents or Agent’s or any Lender’s performance under the Credit Documents; and (c) each Borrower promises to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof.  In consideration of the modification of certain provisions of the Credit Documents, all as herein provided, and the other benefits received by Borrowers hereunder, each Borrower hereby RELEASES, RELINQUISHES and forever DISCHARGES Agent and Lenders, and their predecessors, successors, assigns, shareholders, principals, parents, subsidiaries, agents, officers, directors, employees, attorneys and representatives (collectively, the “Released Parties”), of and from any and all present claims, demands, actions and causes of action of any and every kind or character, whether known or unknown, which Borrowers, or any of them, has or may have against Released Parties arising out of or with respect to any and all transactions relating to the Loan Agreement, the Notes and the other Credit Documents occurring prior to the date hereof.

6. Collateral.  As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, each Borrower reconfirms the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located.  Borrowers each hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders and Wells Fargo Affiliates continue in full force and effect and shall continue to secure the Obligations.  All Collateral remains free and clear of any Liens other than Permitted Liens.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

7. Acknowledgment of Indebtedness and Obligations.  Borrowers hereby acknowledge and confirm that, as of the date of this Amendment, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers to Wells Fargo Affiliates) in the aggregate principal amount of $_75,029,209.41_, plus continually accruing interest and all fees, costs, and expenses, including reasonable attorneys’ fees, incurred through the date hereof.

8. Ratification of Credit Documents.  This Amendment shall be incorporated into and deemed a part of the Loan Agreement.  Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect.  All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.

9. APPLICABLE LAW.  THIS AMENDMENT AND ALL DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF IOWA AND SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA.

10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AMENDMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND LENDERS TO ENTER INTO THIS AMENDMENT.

11. Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement.  Signature by facsimile or PDF shall also bind the parties hereto.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWER:	C&F FINANCE COMPANY

	By:	/s/Thomas F. Cherry
	Name:	Thomas F. Cherry
	Title:	Treasurer

AGENT:	WELLS FARGO BANK, N.A.

	By:	/s/William M. Laird
	Name:	William M. Laird
	Title:	Senior Vice President

LENDERS:	WELLS FARGO BANK, N.A.

	By:	/s/William M. Laird
	Name:	William M. Laird
	Title:	Senior Vice President

FIRST TENNESSEE BANK, NATIONAL ASSOCIATION

	By:	/s/Micah Dickey
	Name:	Micah Dickey
	Title:	Vice President

[SIGNATURE PAGE TO SEVENTH AMENDMENT]